EXHIBIT 10.22

Exchange Agreement  between Teleca and Geoworks Ltd. dated February 1, 2003

Parties

The parties to this Agreement are

Geoworks Ltd., a wholly owned UK subsidiary of Geoworks Corporation, a Delaware USA corporation, with its principal place of business as 6550 Vallejo Street, Suite 102, Emeryville, CA 94608, and

Teleca Ltd, a UK registered company with its principal place of business as 634 Wilmslow Road, Didsbury, Manchester M20 3QX, UK

1.    Background

Teleca and Geoworks Ltd. have signed a non-disclosure agreement dated May 2002 (the "NDA") prior to Teleca and Geoworks Corporation entering discussions on the purchase of Geoworks Ltd. These discussions concluded in an Agreement to Purchase Shares dated September 23, 2002 with Geoworks Corporation (the September Agreement). As Geoworks Corporation was not able to attain a quorate number of shareholder votes to approve the transaction, the September Agreement expired.

Given the combination of Geoworks' unstable financial situation and known aggressive staff poaching activities by third party companies interested in the telecoms skills of Geoworks' staff, it is likely that the UK staff will very quickly find alternative employment and the UK business will become unsustainable.

In an effort to minimize its potential liability to employees, creditors and customers of the UK operation, Geoworks plans to terminate its business. This agreement therefore allows Teleca the right to use plant and equipment in exchange for assuming certain lease obligations described below.

2.    Right to use plant and equipment

Geoworks Ltd. currently has approximately $200,000 in personal property on its books. This computer equipment and office furniture and supplies are all located at Beechfield House, Lyme Green Business Park, Macclesfield, Cheshire, SK11 OJP (the "Premises"), subject to Lease dated November 22, 1996 with Orbit Investment (Properties) Limited (the "Lease"). Geoworks does not believe that the equipment is worth the expense of disposing of. However, the equipment will be useful in fulfilling near term customer requirements. Teleca does not need the Premises or personal property in the long term but finds their use convenient in the near term. Therefore, in return for $1, Geoworks will leave all personal

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property used in the business on the Premises as it closes coincident with this agreement and Teleca is free to use same for as long as it is in the Premises. In return, Teleca will assume all liabilities associated with the Lease, the operation of the Premises and the use and disposition of the personal property. It may be necessary to secure third party approval for use of some of the personal property. Teleca will return any personal property belonging to Geoworks Corporation upon request. Geoworks will use its reasonable best efforts to secure authorization for Teleca's use of the premises and to limit Teleca's related liability.

3.    Other terms

Neither party is providing any representations or warranties in connection with this agreement, and this agreement is the parties' entire agreement with respect to its subject matter. Each party agrees to cooperate with the other party's reasonable requests to prepare and execute such additional documentation or assurances as may be required to implement the provisions of this agreement in a manner that lawfully minimizes each party's liability to third parties. The contract shall be interpreted under English law and each party hereby submits to the non-exclusive jurisdiction of the English Courts.

Signed................................................
For and on behalf of Teleca Ltd


Signed................................................
For and on behalf of Geoworks Ltd.